EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of Halcón Resources Corporation (formerly RAM Energy Resources, Inc., a Delaware corporation) of our report dated March 5, 2012, with respect to the consolidated financial statements of Halcón Resources Corporation as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011 and to our report dated March 5, 2012 on the effectiveness of Halcón Resources Corporation’s internal control over financial reporting as of December 31, 2011, included in the Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ UHY LLP

Houston, Texas

March 13, 2012